                                          Filed Pursuant to Rule 424(b)(3)
                                          Registration Number 333-84122
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 26, 2002)

                               2,000,000 Shares

[LOGO] CDW(R)

                          CDW Computer Centers, Inc.

                                 COMMON STOCK

                               -----------------

The selling shareholder is offering 2,000,000 shares. We will not receive any proceeds from the sale of the shares.

                               -----------------

Our common stock is quoted on the Nasdaq National Market under the symbol "CDWC." On March 26, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $49.57 per share.

                               -----------------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 of the accompanying prospectus.

                               -----------------

                               PRICE $48 A SHARE

                               -----------------

                                  Underwriting
                       Price to   Discounts and Proceeds to Selling
                        Public     Commissions      Shareholder
                      ----------- ------------- -------------------
            Per Share   $48.00        $.30            $47.70
            Total.... $96,000,000   $600,000        $95,400,000

                               -----------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on April 1, 2002.

                               -----------------

                                MORGAN STANLEY

   March 26, 2002

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                           Page
                                                           ----
                Important Notice About Information in this
                  Prospectus Supplement and the
                  Accompanying Prospectus.................  S-1
                Disclosure Regarding Forward-Looking
                  Statements..............................  S-2
                Prospectus Supplement Summary.............  S-3
                Use of Proceeds...........................  S-5
                Dividend Policy...........................  S-5
                Underwriting..............................  S-6
                Selling Shareholder.......................  S-8
                Shares Eligible for Future Sale...........  S-9
                Legal Matters............................. S-10
                Experts................................... S-10
                Where You Can Find More Information....... S-10
                Incorporation of Certain Documents by
                  Reference............................... S-11

                                  Prospectus

                                                        Page
                                                        ----
                    About this Prospectus..............    2
                    Where You Can Find More Information    2
                    CDW Computer Centers, Inc..........    3
                    The Offering.......................    3
                    Risk Factors.......................    4
                    Use of Proceeds....................    9
                    Selling Shareholder................    9
                    Description of Capital Stock.......    9
                    Plan of Distribution...............   10
                    Legal Matters......................   11
                    Experts............................   11

                               -----------------

   IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE
                            ACCOMPANYING PROSPECTUS

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined, and when we refer to the "accompanying prospectus," we are referring to the base prospectus.

   If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder is offering shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including our Current Report on Form 8-K filed on March 19, 2002, as well as the other documents incorporated by reference herein, contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to certain risks, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified in the section entitled "Risk Factors," among others, may impact forward-looking statements contained in this prospectus, including the documents incorporated by reference herein.

                         PROSPECTUS SUPPLEMENT SUMMARY

   You should read this summary together with the more detailed information and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus. To understand this offering fully, you should read this entire prospectus supplement and the accompanying prospectus. Unless otherwise indicated, "we," "us" and "our" refer to CDW Computer Centers, Inc. and our wholly-owned subsidiaries.

                          CDW COMPUTER CENTERS, INC.

   We are the largest direct marketer of multi-brand computers and related technology products and services in the United States. Our extensive offering of products, including hardware, software and accessories, combined with our service offerings, provide comprehensive solutions for our customers' technology needs. We offer our customers a broad range of technology products from leading vendors such as Cisco, Compaq, Hewlett-Packard, IBM, Intel, Microsoft, Sony and Toshiba, among others. We have more than 1,200 account managers who sell primarily to commercial customers. For financial reporting purposes, we have two operating segments: corporate, which is primarily comprised of business customers but also includes consumers (consumers generated approximately 3% of total consolidated sales in 2001); and public sector, comprised of federal, state and local governments and educational institutions who are served by CDW Government, Inc., a wholly-owned subsidiary. Our corporate customers are concentrated in the small-to-medium business category. We adhere to a core philosophy known as the CDW CIRCLE OF SERVICE(TM), which places the customer at the center of our actions and is a graphic reminder to our coworkers that good service leads to good experiences and increased sales. Our philosophy emphasizes our coworkers, who are highly motivated and incented to share in our success.

   Our combined corporate office, warehouse and distribution facility is located at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061 and our telephone number is (847) 465-6000. Our Internet address is http://www.cdw.com. The contents of our website are not a part of this prospectus.

                              Recent Developments

   See our Current Report on Form 8-K, filed on March 19, 2002, which is incorporated into this prospectus by reference, for a press release providing further information on our first quarter business trends.

                                 Risk Factors

   Investing in our common stock involves risks. You should carefully consider the information under "Risk Factors" beginning on page 4 of the accompanying prospectus as well as all other information included or incorporated by reference in this prospectus.

                                 THE OFFERING

     Common stock offered by the selling
       shareholder.......................... 2,000,000
     Common stock to be outstanding after
       this offering........................ 85,966,934 shares
     Use of proceeds........................ We will not receive any proceeds from the sale of
                                             common stock by the selling
                                             shareholder.
     Nasdaq National Market symbol.......... "CDWC"

   The above information regarding shares outstanding after the offering is based on the number of shares of common stock outstanding as of March 25, 2002. The number of shares outstanding excludes 19,280,334 shares reserved for issuance under our incentive compensation plans, of which options to purchase 12,414,462 shares at a weighted-average exercise price of $26.96 are currently outstanding.

   The shares of common stock to be sold by the selling shareholder in this offering are currently issued and outstanding and are held by Michael P. Krasny, our founder and former Chairman and Chief Executive Officer, but are subject to options granted by Mr. Krasny to Mr. Zeman under the MPK Stock Option Plan. The MPK Stock Option Plan is funded from shares of our common stock owned by Mr. Krasny and the exercise of options under the plan will not increase the number of outstanding shares of our common stock. Please see "Risk Factors--Due to his significant shareholdings, Michael P. Krasny has the ability to influence all matters requiring shareholder approval and if he sells shares of our common stock in the future, such sales may affect our stock price" in the accompanying prospectus for a further description of the MPK Stock Option Plan.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of our common stock by the selling shareholder.

                                DIVIDEND POLICY

   We have never paid cash dividends on our capital stock. It is our present policy to retain earnings to finance our operations and growth, and we do not expect to pay dividends in the foreseeable future. Our Board of Directors will determine any future change in dividend policies based on financial conditions, profitability, cash flow, capital requirements and business outlook, as well as other factors relevant at the time.

                                 UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated as of the date of this prospectus supplement, Morgan Stanley & Co. Incorporated, as the underwriter, has agreed to purchase, and the selling shareholder has agreed to sell to the underwriter, 2,000,000 shares of our common stock.

   The underwriter is offering our common stock subject to its acceptance of shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of specific legal matters by its counsel and to other conditions. The underwriter is obligated to purchase all of the shares of our common stock offered by this prospectus supplement if any such shares are purchased.

   The underwriter initially proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the underwriter.

   We, our executive officers and directors and Mr. Zeman have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, during the period ending 90 days after the date of this prospectus, subject to certain exceptions, not to, directly or indirectly:

    . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.

   The foregoing restrictions do not apply to:

    .  the sale of shares to the underwriter;

    . transactions by the selling shareholder relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

    . the issuance by us of shares of common stock (1) upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus or the grant or exercise of an option under any existing company benefit plan, (2) upon election by participants in our 401(k) plan to purchase shares of common stock or (3) to our employees pursuant to a CDW employee stock purchase plan; or

    . bona fide gifts by any person other than us, provided (1) that the donees of any such gifts have agreed in writing to be bound by the foregoing restrictions and (2) that no filings by any party under
       Section 16 of the Securities Exchange Act of 1934, as amended, shall be required or voluntarily made in connection with such bona-fide gift (other than a filing on Form 5 made during the applicable "lock-up" period).

   In addition, in connection with the underwritten public offering of shares of our common stock by certain of our shareholders in August 2001, Mr. Krasny entered into a "lock-up" agreement with the underwriters for such offering. Pursuant to that agreement, Mr. Krasny is subject, until August 2002, to restrictions on the sale of his shares of our common stock which are identical to those set forth above.

   Our common stock is listed on the Nasdaq National Market under the symbol "CDWC."

   In order to facilitate the offering of our common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. The underwriter may also reclaim selling concessions allowed to a dealer for distributing our common stock in this offering, if the underwriter repurchases previously distributed common stock to cover its short positions or to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

   We, the selling shareholder and the underwriter have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

   The underwriter and its affiliates have in the past provided, and may in the future provide, investment banking or other financial services to us in the ordinary course of business for which they have received and will receive customary compensation.

   Pursuant to the registration rights agreement we previously entered into with Mr. Zeman, we have agreed to pay certain expenses associated with this offering. Mr. Zeman will be responsible for (1) any commissions or discounts paid or allowed by him to the underwriter, (2) the filing fee for the registration statement of which this prospectus is a part and (3) the fees and expenses of his counsel. We will be responsible for all other expenses relating to this offering which we anticipate to be approximately $25,000.

                              SELLING SHAREHOLDER

   The shares of our common stock to be sold by Mr. Zeman in this offering are currently issued and outstanding and are held by Mr. Krasny, but are subject to options granted by Mr. Krasny to Mr. Zeman under the MPK Stock Option Plan. The MPK Stock Option Plan is funded from shares of our common stock owned by Mr. Krasny and the exercise of options under the plan will not increase the number of outstanding shares of our common stock.

   We have previously entered into a registration rights agreement with Mr. Zeman. We included a copy of our registration rights agreement with Mr. Zeman as an exhibit to the Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on March 30, 2001. The registration statement of which this prospectus forms a part is being filed by us as a result of a registration demand we received from Mr. Zeman. Pursuant to the registration rights agreement, and subject to certain rights of postponement set forth therein, we have also agreed to prepare and file any amendments and supplements as may be necessary to keep the registration statement effective and in compliance with the Securities Act until the date on which all of the shares of our common stock offered in this prospectus have been sold, or 30 calendar days, whichever is earlier.

   The following table sets forth certain information regarding the beneficial ownership of our common stock by Mr. Zeman as of March 25, 2002 and as adjusted to reflect the sale of shares contemplated hereby.

                                Shares Beneficially Owned             Shares Beneficially
                                  Prior to Offering (1)    Shares   Owned After Offering (2)
                                ------------------------    Being   -----------------------
Name of Selling Shareholder (3)   Number      Percent (4)  Offered    Number     Percent (4)
-------------------------------  ---------    ----------- ---------  -------     -----------
     Gregory C. Zeman (5)...... 2,958,864        3.44%    2,000,000 958,864         1.12%

--------
(1)Mr. Zeman has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to community property laws if applicable. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days through the exercise of any option, warrant or right.
(2)Post-offering number assumes that all 2,000,000 shares have been sold.
(3)Mr. Zeman is a member of our Board of Directors and is employed as an advisor to us. Mr. Zeman has been with us, serving in varying capacities, since March 1987. Mr. Zeman served as our Vice Chairman from January 2001 until January 2002, and as our President from January 1991 until January 2001. Prior to becoming President, Mr. Zeman served as an Account Manager, Sales Manager, Purchasing Manager and Vice President of Sales, Purchasing and Marketing.
(4)Percentage of shares beneficially owned prior to and after this offering has been calculated based on 85,966,934 outstanding shares of common stock.
(5)Pre-offering number reflects 2,958,864 shares issuable pursuant to non-forfeitable options granted under the MPK Stock Option Plan out of Michael P. Krasny's own shares. As of March 25, 2002, options for 2,330,214 of such shares are exercisable and options to purchase an additional 628,650 of such shares become exercisable on December 31, 2002. All options granted to Mr. Zeman under the MPK Stock Option Plan will become exercisable in the event that Mr. Zeman's employment with us terminates for any reason.

                        SHARES ELIGIBLE FOR FUTURE SALE

   The shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, except for any such shares which may be acquired by an "affiliate" of ours as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

   In general, Rule 144 provides that a person, including an affiliate, who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of:

    .  1% of the then outstanding shares of common stock; and

    . the average weekly trading volume in common stock on the open market during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and availability of current public information about the company.

   In the event that any person who is deemed to be an affiliate of us for purposes of Rule 144 purchases shares of our common stock in this offering, the shares held by such person are required to be sold in compliance with Rule 144. Shares properly sold in reliance on Rule 144 to persons who are not affiliates thereafter are freely tradable without restriction.

   Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock.

   Immediately following this offering, Mr. Krasny will have beneficial ownership of 26,312,193 shares of our common stock, of which 1,493,240 shares will be subject to options granted under the MPK Stock Option Plan and 294,141 shares will be subject to restricted stock awards granted to coworkers under the MPK Restricted Stock Plan. Mr. Krasny is, for purposes of federal securities laws, considered to be an "affiliate" of ours. In order for Mr. Krasny to sell his shares, he will have to either sell in compliance with Rule 144 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. In connection with the underwritten public offering of shares of our common stock by certain of our shareholders in August 2001, Mr. Krasny entered into a "lock-up" agreement with the underwriters of such offering. Pursuant to that agreement, Mr. Krasny is prohibited from selling his shares, subject to certain exceptions, until August 2002.

   Immediately following this offering, Mr. Zeman will not own any shares of our common stock outright, but will have options to acquire 958,864 shares of our common stock pursuant to the MPK Stock Option Plan. 330,214 of those options are currently exercisable and 628,650 of those options become exercisable on December 31, 2002. The options may be exercised at a price of $0.004175 per share.

   We have previously entered a registration rights agreement with Mr. Zeman. The registration rights agreement gives Mr. Zeman, subject to certain exceptions, the right to demand, one time in calendar year 2003, that we register shares of our common stock acquired by him pursuant to the exercise of options under the MPK Stock Option Plan. We have the option, upon a registration demand by Mr. Zeman, to (1) purchase, at a per share price equal to $0.015 less than the then-current trading price, the shares subject to the registration demand, (2) register the shares subject to the registration demand on a shelf registration statement pursuant to Rule 415 under the Securities Act, or (3) register the shares subject to the registration demand on a registration statement under the Securities Act and to cooperate with Mr. Zeman in developing and conducting an organized marketing campaign and "road show" relating to the registration statement.

   We are filing this registration statement and prospectus as a result of a registration demand by Mr. Zeman. In connection with this offering, Mr. Zeman has entered into a "lock-up" agreement with the underwriter which prohibits him from selling shares of our common stock during the 90-day period after the date of this prospectus, subject to certain exceptions.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois. Certain legal matters will be passed upon for the underwriter by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

   Our financial statements and financial statement schedule as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, and our financial statements and financial statement schedule as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, appearing in our Current Report on Form 8-K filed on March 11, 2002, all incorporated by reference in this prospectus, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission ("SEC"). Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also inspect our SEC reports and other information at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

    .  our Annual Report on Form 10-K for the year ended December 31, 2000;

    .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    .  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

    .  our Quarterly Report on Form 10-Q for the quarter ended September 30,
       2001;

    .  our Current Report on Form 8-K filed on February 2, 2001;

    .  our Current Report on Form 8-K filed on July 20, 2001;

    .  our Current Report on Form 8-K filed on August 6, 2001;

    .  our Current Report on Form 8-K filed on March 11, 2002; and

    .  our Current Report on Form 8-K filed on March 19, 2002.

   All documents which we file with the SEC, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering of common stock offered by this prospectus shall be deemed to be incorporated by reference in, and to be part of, this prospectus from the date such documents are filed.

   Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You may request, and we will provide, a copy of these filings, at no cost, by writing or telephoning us at the following address:

                          CDW Computer Centers, Inc.
                          200 North Milwaukee Avenue
                         Vernon Hills, Illinois 60061
                    Attn: Investor Relations (847) 419-8234
                       E-mail: investorrelations@cdw.com

Prospectus

                               2,000,000 Shares

[LOGO] CDW(R) (small 2C)

                          CDW Computer Centers, Inc.

                                 Common Stock

                               -----------------

   This prospectus relates to 2,000,000 shares of our common stock which may be offered by Gregory C. Zeman, the selling shareholder. The shares are being registered as a result of a registration demand we received from Mr. Zeman pursuant to a registration rights agreement we previously entered into with him. Mr. Zeman is a member of our Board of Directors and is employed as an advisor to us.

   We will not receive any proceeds from the sale of the shares by Mr. Zeman. Mr. Zeman will be responsible for (i) any commissions or discounts paid or allowed by him to underwriters, dealers, brokers or agents, (ii) the filing fees of the Securities and Exchange Commission and (iii) the fees and expenses of his counsel. We will be responsible for all other expenses related to this offering.

   Mr. Zeman may offer the shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. Additional information relating to the distribution of the shares can be found in this prospectus under the heading "Plan of Distribution."

   Investing in our common stock involves risks. See "Risk Factors" on page 4.

   Our common stock is quoted on the Nasdaq National Market under the symbol "CDWC." On March 26, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $49.57 per share.

   Our principal executive offices are located at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number is (847) 465-6000.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------



                The date of this Prospectus is March 26, 2002.

                               TABLE OF CONTENTS

                                                        Page
                                                        ----
                    About This Prospectus..............   2
                    Where You Can Find More Information   2
                    CDW Computer Centers, Inc..........   3
                    The Offering.......................   3
                    Risk Factors.......................   4
                    Use of Proceeds....................   9
                    Selling Shareholder................   9
                    Description of Capital Stock.......   9
                    Plan of Distribution...............  10
                    Legal Matters......................  11
                    Experts............................  11

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, the selling shareholder may offer the shares described in this prospectus in one or more offerings. Please carefully read this prospectus together with the additional information referred to under the heading "Where You Can Find More Information."

   You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page hereof. The selling shareholder is not making an offer or sale of the shares in any state where the offer or sale is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at http://www.sec.gov. You may also inspect our SEC filings and other information at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have filed, or will file, with the SEC (file number 0-21796):

    .  Our Annual Report on Form 10-K for the year ended December 31, 2000;

    . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

    . Our Current Reports on Form 8-K filed on February 2, 2001, July 20, 2001, August 6, 2001, March 11, 2002 and March 19, 2002.

   All documents which we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of any offering of common stock offered by this prospectus shall be deemed to be incorporated by reference in, and to be part of, this prospectus from the date such documents are filed.

   You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

                          CDW Computer Centers, Inc.
                          200 North Milwaukee Avenue
                         Vernon Hills, Illinois 60061
                           Attn: Investor Relations
                           Telephone: (847) 419-8234
                       E-mail: investorrelations@cdw.com

   This prospectus is part of a registration statement we have filed with the SEC relating to the shares of common stock offered hereby. As permitted by the SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our shares. The registration statement and exhibits and schedules are also available through the SEC's website.

                          CDW COMPUTER CENTERS, INC.

   We are the largest direct marketer of multi-brand computers and related technology products and services in the United States. Our extensive offering of products, including hardware, software and accessories, combined with our service offerings, provide comprehensive solutions for our customers' technology needs. We offer our customers a broad range of technology products from leading vendors such as Cisco, Compaq, Hewlett-Packard, IBM, Intel, Microsoft, Sony and Toshiba, among others. We have more than 1,200 account managers who sell primarily to commercial customers. For financial reporting purposes, we have two operating segments: corporate, which is primarily comprised of business customers but also includes consumers (consumers generated approximately 3% of total consolidated sales in 2001); and public sector, comprised of federal, state and local governments and educational institutions who are served by CDW Government, Inc., a wholly-owned subsidiary. Our corporate customers are concentrated in the small-to-medium business category. We adhere to a core philosophy known as the CDW CIRCLE OF SERVICE(TM), which places the customer at the center of our actions and is a graphic reminder to our coworkers that good service leads to good experiences and increased sales. Our philosophy emphasizes our coworkers, who are highly motivated and incented to share in our success.

                                 THE OFFERING

   We are registering 2,000,000 shares of our common stock on behalf of Mr. Zeman. Mr. Zeman may offer the shares from time to time after the date of this prospectus. All of such shares will be sold by Mr. Zeman and the total number of shares outstanding will not change as a result of any such sales. Mr. Zeman will acquire the shares to be sold by him pursuant to the exercise of stock options granted to him under the MPK Stock Option Plan. The MPK Stock Option Plan was established in 1992 by Michael P. Krasny, the Company's founder and former Chairman and Chief Executive Officer. Mr. Krasny granted Mr. Zeman nonforfeitable options pursuant to the MPK Stock Option Plan to purchase shares of CDW common stock owned by him. CDW will not sell any shares and will not receive any of the proceeds from the sales to be made by Mr. Zeman. However, based on an assumed sale price of $55.94 (based on the last reported sale price of our common stock on the Nasdaq National Market on March 18, 2002), the exercise of these options for 2,000,000 shares will have the following effects on us: (1) we will realize an income tax benefit of approximately $44.2 million, of which approximately $0.4 million was previously recorded to deferred taxes (the incremental tax benefit of $43.8 million will be recorded as an increase to paid-in-capital); and (2) we will incur incremental payroll taxes of approximately $1.6 million. This will reduce our diluted earnings per share by approximately $.01 for the quarter ending March 31, 2002, assuming the sale of all the shares is completed during that period.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. We believe that all of these are material risks currently facing our business. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.

Our sales and profitability may be affected by the current difficult economic environment.

   There are many factors which could affect our business, including:

    . the capital and technology spending patterns of existing and prospective commercial customers;

    .  general economic trends;

    . the addition of new customers and further penetration of our existing customer base;

    .  the productivity and retention of our account managers;

    .  the optimization of our product mix;

    .  the availability of products from our vendors;

    . the successful development of new technology and products by equipment manufacturers and software developers;

    .  new competitors and new forms of competition; and

    . our ability to offset fixed costs associated with recent investments in infrastructure, including warehouse and office expansion, with increases in sales.

Our business depends on our vendor relationships and the availability of our products.

   We purchase products for resale both directly from manufacturers and indirectly through distributors and other sources, all of whom we consider our vendors. We are authorized by manufacturers to sell all or some of their products via direct marketing. Our authorization with each manufacturer is subject to specific terms and conditions regarding such things as product return privileges, price protection policies, purchase discounts and vendor incentive programs such as purchase rebates, sales volume rebates and cooperative advertising reimbursements. From time to time, vendors may change these terms and conditions or reduce or discontinue the incentives that they offer us. The implementation of such changes could have a negative impact on our operating income. Additionally, some products are subject to manufacturer allocation, which limits the number of units of those products that are available to resellers, including us. Sales of Compaq, Hewlett-Packard, IBM, Microsoft, Sony and Toshiba products comprise a substantial portion of our sales. In 2001, products from each of Compaq, Hewlett-Packard and Microsoft represented more than 10% of our total sales. In addition, although we purchase from a diverse vendor base, in 2001, products we purchased from each of distributors Tech Data and Ingram Micro represented more than 10% of our total purchases. The loss of any of these or any other key vendors, or the diminished availability of their products, could reduce the supply and increase the costs of products we sell and negatively impact our competitive position. In addition, Compaq and Hewlett-Packard have entered into an agreement pursuant to which the two companies would merge. This agreement is still subject to approval by Hewlett-Packard stockholders. A Hewlett-Packard stockholder vote took place on March 19, 2002, but the results of that vote are still pending. It is uncertain what impact the completion of the merger would have on our business. However, in light of the fact that products from these two manufacturers comprise a substantial portion of our sales, a merger of the two companies could have an adverse impact on our business and results of operations.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

   Our success is dependent on the accuracy, proper utilization and continuing development of our information technology systems, including our business application systems, Internet servers and telephony system. The quality and our utilization of the information generated by our information technology systems affects, among other things, our ability to:

    .  conduct business with our customers;

    .  manage our inventory and accounts receivable;

    . purchase, sell, ship and invoice our products efficiently and on a timely basis; and

    .  maintain our cost-efficient operating model.

   While we have taken steps to protect our information technology systems from a variety of threats, including computer viruses and malicious hackers, there can be no guarantee that those steps will be effective. Any disruption to or infiltration of our information technology systems could significantly harm our business and results of operations.

Our sales are dependent on the continued development of new technologies and products.

   The market for computers and related technology products and services has evolved as a result of the development of new technologies that are transformed by manufacturers into new products and applications. We have been, and will continue to be, dependent on the development of new technologies and products by manufacturers, as well as the acceptance of those technologies and products by end-users. A decrease in the rate of development of new technologies and new products by manufacturers, or the lack of acceptance of those technologies and products by end-users, could have an adverse effect on our business and results of operations.

We would be adversely affected if we are not able to expand or retain our sales force or if we are not able to maintain or increase their productivity.

   Our statistics show that the level of sales achieved by our account managers increases with the number of years of experience they have with us. Our rate of sales growth and our operating results would be negatively affected if we are unable to expand the size of our sales force, if the turnover rate of account managers increases from historical levels or if the sales volumes achieved by our account managers does not increase with experience.

Substantial competition could reduce our market share and significantly harm our financial performance.

   The market for computers and related technology products and accessories is highly competitive. Our competition includes:

    . national direct marketers, such as Insight Enterprises, MicroWarehouse, PC Connection, PC Mall and Zones;

    .  manufacturers who sell directly to end-users, such as Dell and Gateway;

    .  computer superstores, such as CompUSA;

    .  government resellers, such as GTSI;

    . consumer electronic and office supply superstores, such as Best Buy, Circuit City, Office Depot, Office Max and Staples;

    .  value-added resellers;

    .  corporate resellers, such as CompuCom; and

    .  Internet resellers, such as Amazon.com and Buy.com.

   Some of our hardware and software vendors, such as Compaq, Hewlett-Packard, and IBM, have sold, and may intensify their efforts to sell, their products directly to end-users. In addition, some software manufacturers have developed, and may continue to develop, sales methods that directly provide customers with subscription-based software programs and packages. If either of these trends becomes more prevalent, it could adversely affect our sales growth and profitability.

   We believe that competition may increase in the future, which could require us to reduce prices, increase advertising expenditures or take other actions which may have an adverse effect on our operating results. Some of our competitors have reduced their prices in an attempt to stimulate sales and limit the impact of the current economic slowdown. Decreasing prices of computers and related technology products and accessories resulting from competition and technological changes require us to sell a greater number of products to achieve the same level of net sales and gross profit. If this trend continues and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

We are exposed to inventory risks.

   We are exposed to inventory risks as a result of the rapid technological changes that affect the market and pricing for the products we sell. We seek to minimize our inventory exposure through a variety of inventory management procedures and policies, including our rapid-turn inventory model, as well as vendor price protection and product return programs. However, if we were unable to maintain our rapid-turn inventory model, if there were unforeseen product developments or if vendors change their terms and conditions, our inventory risks could increase. We also periodically take advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by our vendors. These bulk purchases could increase our exposure to inventory obsolescence.

Our future operating results may fluctuate significantly.

   We may experience significant variations in our future quarterly results of operations. These fluctuations may result from many factors, including the condition of the information technology industry in general, shifts in demand and pricing for hardware and software products and the introduction of new products or upgrades. Our operating results are also highly dependent on our level of gross profit as a percentage of net sales. Our gross profit percentage fluctuates due to numerous factors, some of which may be outside of our control. These factors include:

    .  our pricing strategies;

    .  changes in product costs from vendors;

    . the availability of price protection, purchase discounts and rebate programs from vendors;

    .  the risk of some of the items in our inventory becoming obsolete;

    .  the relative mix of products sold during the period;

    .  general market and competitive conditions; and

    .  increases in shipping costs that we cannot pass on to customers.

A natural disaster or other adverse occurrence at our primary facility could damage our business.

   We operate our business from a primary facility in Vernon Hills, Illinois. Although we have multiple sales office locations, substantially all of our corporate, warehouse and distribution functions are located at our Vernon Hills facility. If the warehouse and distribution equipment at our Vernon Hills facility were to be seriously damaged by a natural disaster or other adverse occurrence, we could utilize third-party distributors to ship products to our customers. However, this may not be sufficient to avoid interruptions in our service and may not enable us to meet all of the needs of our customers. Additionally, this would cause us to incur incremental operating costs. As a result, a natural disaster or other adverse occurrence at our primary facility in Vernon Hills could negatively impact our business and profitability.

We are highly dependent on our key personnel.

   Our success depends to a significant extent on the efforts and abilities of our senior management team. We have various programs in place to motivate, reward and retain our management team, including bonus, stock option and restricted stock plans. However, the loss of one or more of these persons could have an adverse effect on our business. Our success and plans for future growth will also depend on our ability to hire, train and retain skilled coworkers in all areas of our business.

Due to his significant shareholdings, Michael P. Krasny has the ability to influence all matters requiring shareholder approval and if he sells shares of our common stock in the future, such sales may affect our stock price.

   Michael P. Krasny, and trusts and entities controlled by Mr. Krasny and created for the benefit of his family and some of our coworkers, control up to 28,312,193 shares of our common stock (or 32.9% of the number of shares outstanding as of March 25, 2002). This number includes a total of 3,787,381 shares (or 4.4% of the number of shares outstanding as of March 25, 2002) that are subject to the MPK Stock Option Plan and the MPK Restricted Stock Plan and are held under these Plans for the benefit of some of our coworkers. Accordingly, Mr. Krasny has the ability to influence the election of the members of our Board of Directors and other matters requiring shareholder approval.

   In addition, the shares referred to above that are owned by Mr. Krasny, beneficially or otherwise, may be sold by him or such trusts and entities in the open market in the future, subject to any volume restrictions and other limitations imposed by Section 5 under the Securities Act of 1933 and Rule 144 thereunder. Mr. Krasny is currently subject to a "lock-up" agreement he entered into with the underwriters in connection with the underwritten public offering of shares of our common stock by certain of our shareholders in August 2001. The "lock-up" prohibits him from selling shares of our common stock until August 2002, subject to certain exceptions. Any sale by Mr. Krasny or his affiliated entities and trusts of substantial amounts of our common stock in the open market, or the availability of his shares for sale, could adversely affect the price of our common stock.

We are heavily dependent on commercial delivery services.

   We generally ship our products to customers by Airborne, A.I.T., Eagle, FedEx, FedEx Ground, United Parcel Service and other commercial delivery services and invoice customers for shipping charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services, our profitability could be adversely affected. Additionally, strikes or other service interruptions by such shippers could adversely affect our ability to deliver products on a timely basis.

Our earnings and growth rate could be adversely affected by continued weak general economic conditions.

   Continued weak general economic conditions could adversely impact our revenues and growth rate. During the year ended December 31, 2001, the information technology market weakened, particularly in the corporate segment. Continued softness in the information technology market could result in lower demand for our products and services. In 2001, we were impacted by the effects of the economic downturn, most notably a decline in IT budgets and a decline in the average selling prices of desktop computers, servers and notebook computers. In addition, our revenues, gross margins and earnings could deteriorate in the future as a result of unfavorable economic conditions.

We will be exposed to additional risks if we decide to make strategic acquisitions or alliances in the future.

   We may pursue strategic transactions, including acquisitions or alliances, in the future to extend or complement our existing business. These types of transactions involve numerous risks, including investor acceptance, finding suitable transaction partners and negotiating terms that are acceptable to us, the diversion of management's attention from other business concerns, entering product or geographic markets in which we have limited experience, the potential loss of key employees or business relationships and successfully integrating acquired businesses, any of which could adversely affect our operations or the price of our stock. We have never made an acquisition and our lack of experience could adversely affect our ability to successfully implement such a strategy.

The failure to comply with our public sector contracts could result in, among other things, fines or other liabilities.

   Revenues from the public sector segment are derived from sales to federal, state and local governmental departments and agencies, as well as to educational institutions, through various contracts and open market sales. Government contracting is a highly regulated area. Noncompliance with government procurement regulations or contract provisions could result in civil, criminal, and administrative liability including, but not limited to, substantial monetary fines or damages, termination of government contracts, and suspension, debarment or ineligibility from doing business with the government. The effect of any of these possible actions by any governmental department or agency could adversely affect our business and results of operations.

State and local sales/use tax collection obligations could reduce our sales and adversely affect our operating results.

   We currently collect state and local sales/use tax only on sales of products to non-exempt residents of the State of Illinois and on sales to some customers in a limited number of other states as required by law. Various states have sought to require the collection of state and local sales/use taxes on the sale of products shipped to the taxing state's residents by direct marketers. The United States Supreme Court has ruled that no state, absent Congressional legislation, may impose tax collection obligations on a direct marketer whose only contacts with the taxing state are the distribution of catalogs and other advertisement materials through the mail and the delivery of purchased goods by U.S. mail or interstate common carriers. We cannot predict the level of contact, including Internet activities, with any state which would give rise to future or past tax collection obligations within the parameters of the Supreme Court cases. Additionally, on several occasions in the past several years, including recently, legislation has been introduced in the United States Congress which, if passed, could impose state or local sales/use tax collection obligations on direct marketers such as us. If Congress enacts legislation that permits states to impose tax collection obligations on direct marketers, or we are deemed to have a physical presence in one or more states, additional tax collection obligations may be imposed on us. This would likely result in additional costs and administrative expenses to us, price increases to our customers and reduced demand for our products, any or all of which would adversely affect our operating results.

We are exposed to the risks of a global market.

   A portion of our products are either produced, or have major components produced, in the Asia Pacific region. We engage in U.S. Dollar denominated transactions with U.S. divisions and subsidiaries of companies located in this region. As a result, we may be indirectly affected by risks associated with international events, including economic and labor conditions, political instability, tariffs and taxes, availability of products and currency fluctuations in the U.S. Dollar versus the regional currencies. In the past, countries in the Asia Pacific region, including Japan, have experienced volatility in their currency, banking and equity markets. Future volatility could adversely affect the supply and price of products and components and ultimately, our results of operations.

The volatility of the United States stock markets, and the technology sector in particular, may affect the market price of our common stock.

   The United States stock markets, and the technology sector in particular, have experienced substantial volatility in recent periods. Recently, our stock price has experienced greater volatility than the Nasdaq National Market composite index. Numerous conditions which impact the technology sector or the stock markets in general could adversely affect the market price of our common stock, regardless of whether or not these conditions relate to or are reflected in our operating performance.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of our common stock by the selling shareholder.

                              SELLING SHAREHOLDER

   The shares of our common stock to be sold by Mr. Zeman in this offering are currently issued and outstanding and are held by Michael P. Krasny, the founder of our company and our Chairman Emeritus, but are subject to options granted by Mr. Krasny to Mr. Zeman under the MPK Stock Option Plan. The MPK Stock Option Plan is funded from shares of our common stock owned by Mr. Krasny and the exercise of options under the plan will not increase the number of outstanding shares of our common stock.

   We have previously entered into a registration rights agreement with Mr. Zeman. We included a copy of our registration rights agreement with Mr. Zeman as an exhibit to the Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on March 30, 2001. The registration statement of which this prospectus forms a part is being filed by us as a result of a registration demand we received from Mr. Zeman. Pursuant to the registration rights agreement, and subject to certain rights of postponement set forth therein, we have also agreed to prepare and file any amendments and supplements as may be necessary to keep the registration statement effective and in compliance with the Securities Act until the date on which all of the shares of our common stock offered in this prospectus have been sold, or 30 calendar days, whichever is earlier.

   The following table sets forth certain information regarding the beneficial ownership of our common stock by Mr. Zeman as of March 25, 2002 and as adjusted to reflect the sale of shares contemplated hereby.

                                Shares Beneficially Owned             Shares Beneficially
                                  Prior to Offering (1)    Shares   Owned After Offering (2)
                                ------------------------    Being   -----------------------
Name of Selling Shareholder (3)   Number      Percent (4)  Offered    Number     Percent (4)
-------------------------------  ---------    ----------- ---------  -------     -----------
     Gregory C. Zeman (5)...... 2,958,864        3.44%    2,000,000 958,864         1.12%

--------
(1)Mr. Zeman has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to community property laws if applicable. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days through the exercise of any option, warrant or right.
(2)Post-offering number assumes that all 2,000,000 shares have been sold.
(3)Mr. Zeman is a member of our Board of Directors and is employed as an advisor to us. Mr. Zeman has been with us, serving in varying capacities, since March 1987. Mr. Zeman served as our Vice Chairman from January 2001 until January 2002, and as our President from January 1991 until January 2001. Prior to becoming President, Mr. Zeman served as an Account Manager, Sales Manager, Purchasing Manager and Vice President of Sales, Purchasing and Marketing.
(4)Percentage of shares beneficially owned prior to and after this offering has been calculated based on 86,966,934 outstanding shares of common stock.
(5)Pre-offering number reflects 2,958,864 shares issuable pursuant to non-forfeitable options granted under the MPK Stock Option Plan out of Michael P. Krasny's own shares. As of March 25, 2002, options for 2,330,214 of such shares are exercisable and options to purchase an additional 628,650 of such shares become exercisable on December 31, 2002. All options granted to Mr. Zeman under the MPK Stock Option Plan will become exercisable in the event that Mr. Zeman's employment with us terminates for any reason.

                         DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and certain provisions of our articles of incorporation and by-laws is intended as a summary only and is qualified in its entirety by reference to the provisions of our articles of incorporation and by-laws, which are incorporated herein by reference, and to Illinois law.

General

   Our authorized capital stock consists of 500,000,000 shares of common stock, $.131 par value per share, of which 85,966,934 shares were outstanding as of March 25, 2002, and 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are issued or outstanding.

Common Stock

   The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and to receive such dividends as may be declared from time to time by our Board of Directors out of assets legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. The holders of our common stock have no preemptive rights and have no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holder or holders of more than half of the shares voting for the election of directors can elect all of the directors then being elected. The rights, preferences and privileges of the holders of our common stock are subject to the rights of holders of any series of our preferred stock which we may issue in the future. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   Our articles of incorporation authorize our Board of Directors, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix and determine as to any series any and all of the relative rights and preferences of shares in that series, including, without limitation, dividend rights, any conversion rights or rights of exchange, voting rights, rights and terms of redemption, liquidation preferences and the number of shares constituting a series and the designation thereof.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

   We are registering the shares of our common stock at the request of the selling shareholder, Mr. Zeman.

   Mr. Zeman may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale. He may sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing prices, at negotiated prices or at fixed prices.

   The methods by which Mr. Zeman may sell the shares of our common stock include:

    . in ordinary brokerage transactions (including block trades) on the Nasdaq National Market;

    .  in special offerings, negotiated transactions or secondary distributions;

    .  in private sales or other private transactions;

    .  in a combination of the above transactions; or

    .  by any other legally available means.

   Mr. Zeman may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. Mr. Zeman and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions and other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

   At the time a particular offering of shares is made hereunder, to the extent required by Rule 424 under the Securities Act of 1933, we will file a prospectus supplement setting forth:

--the number of shares involved;

--the names of any underwriters, dealers or agents;

--the price at which the shares are being offered or purchased;

--any commissions or discounts or concessions allowed to

--broker-dealers;

--any discounts, commissions or other items constituting compensation from the selling shareholder; and

--any other facts material to the transaction.

   Pursuant to the registration rights agreement we previously entered into with Mr. Zeman, we have agreed to pay certain expenses associated with the preparation and filing of the registration statement of which this prospectus is a part. We currently estimate that such expenses will be approximately $25,000. The registration rights agreement also provides that we will indemnify Mr. Zeman against certain liabilities, including certain liabilities arising under the Securities Act of 1933. In return, Mr. Zeman has agreed to indemnify us against certain liabilities. Mr. Zeman may also agree to indemnify underwriters, selling brokers, dealer managers or similar securities industry professionals that participate in transactions involving shares of our common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

   We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments.

                                 LEGAL MATTERS

   The validity of the shares of our common stock offered hereby will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois.

                                    EXPERTS

   Our financial statements and financial statement schedule as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, and our financial statements and financial statement schedule as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, appearing in our Current Report on Form 8-K filed on March 11, 2002, all incorporated by reference in this prospectus, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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